Exhibit 99.04
Page 1
Southern Company
EPS Earnings Analysis

Description	Three Months Ended June 2020 vs. 2019	Year-to-Date June 2020 vs. 2019

Retail Sales	$(0.09)	$(0.08)

Retail Revenue Impacts	0.11	0.20

Weather	(0.10)	(0.11)

Wholesale and Other Operating Revenues	0.01	—

Non-Fuel O&M	0.05	0.06

Depreciation and Amortization, Interest Expense, Other	(0.05)	(0.12)

Income Taxes	0.05	0.10

Total Traditional Electric Operating Companies	$(0.02)	$0.05

Southern Power	(0.02)	(0.02)

Southern Company Gas	0.01	0.04

Parent and Other	0.02	0.01

Increase in Shares	(0.01)	(0.02)

Total Change in EPS (Excluding Items)	$(0.02)	$0.06

Acquisition and Disposition Impacts[1]	(0.05)	(1.28)

Estimated Loss on Plants Under Construction[2]	(0.10)	(0.10)

Wholesale Gas Services[3]	(0.04)	(0.07)

Asset Impairment[4]	(0.07)	(0.07)

Total Change in EPS (As Reported)	$(0.28)	$(1.46)
- See Notes on the following page.

Exhibit 99.04

Southern Company
EPS Earnings Analysis
Three and Six Months Ended June 2020 vs. June 2019
Notes
(1)
Earnings for the six months ended June 30, 2020 primarily include a $39 million pre-tax ($23 million after-tax) gain on the sale of Southern Power Company's Plant Mankato. Earnings for the three months ended June 30, 2019 primarily include a $23 million pre-tax ($88 million after-tax) gain on the sale of Southern Power Company's Plant Nacogdoches and a $32 million pre-tax and after-tax goodwill impairment charge in contemplation of the sale of the utility infrastructure services business unit of PowerSecure, Inc. Earnings for the six months ended June 30, 2019 also include a preliminary $2.5 billion pre-tax ($1.3 billion after-tax) gain on the sale of Gulf Power Company.

(2)
Earnings for the three and six months ended June 30, 2020 and 2019 include charges, associated legal expenses, and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Earnings for the three and six months ended June 30, 2020 also include a $149 million pre-tax ($111 million after-tax) charge for an estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4, which significantly impacted earnings and earnings per share. Mississippi Power Company expects to substantially complete mine reclamation activities in 2020 and dismantlement of the abandoned gasifier-related assets and site restoration activities in 2025. The additional pre-tax period and closure costs associated with these activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, are estimated to total up to $11 million for the remainder of 2020, $16 million in 2021, and $11 million to $13 million annually in 2022 through 2025. Further charges for Georgia Power Company's construction of Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges are uncertain.

(3)
Earnings for the three and six months ended June 30, 2020 and 2019 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(4)	Earnings for the three and six months ended June 30, 2020 include a pre-tax impairment charge of $154 million ($74 million after tax) related to a leveraged lease.